Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Holding Company Leadership Change

Canfield, Ohio, August 24, 2022 — Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) has announced that Terry A. Moore has assumed the role of Chairman of the Board, effective September 1, 2022.

Mr. Moore also serves on the Compensation Committee and Corporate Governance & Nominating Committee and will Chair the Executive Committee for Farmers National Banc Corp.

Mr. Moore joined the Farmers National Banc Corp Board of Directors in April 2014. He attended Youngstown State University, where he was an All American athlete and co-captain on the basketball team. Mr. Moore then earned his Juris Doctorate from the University of Cincinnati and served as the Managing Director of the Canton-based law firm of Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A. from 2001-2018.

Kevin J. Helmick, Farmers National Bank President & CEO stated, “The skills and qualifications Terry developed through his corporate law and governance experiences will allow him to provide extensive leadership as the Chairman of the Board of Directors.”

In addition to serving on Farmers’ board, Moore is on the Board of Trustees for The Cleveland Clinic Mercy Medical Center and has chaired and continues to serve on the hospital’s Development Foundation. Moore also serves as trustee for the Hoover Foundation.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $4.1 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 46 banking locations in Mahoning, Trumbull, Columbiana, Stark, Summit, Portage, Wayne, Medina, Geauga and Cuyahoga counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at June 30, 2022 were $2.9 billion.

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